Atrion Reports First Quarter Results

ALLEN, TX -- (Marketwired - May 04, 2016) - Atrion Corporation (NASDAQ: ATRI) today announced diluted earnings per share for the first quarter of 2016 were $3.76 as compared to $4.01 in the first quarter of 2015. Revenues for the quarter ended March 31, 2016 were $36.2 million compared with $38.3 million in the same period in 2015. Net income in the current-year quarter totaled $6.9 million compared to $7.6 million in last year's first quarter.

Commenting on the Company's results for the first quarter of 2016 compared to the same period last year, David A. Battat, President & CEO, said, "The first quarter of this year saw a 6% decline in sales and earnings per diluted share. As discussed in prior releases, the strong U.S. dollar, coupled with the commoditization of one of our Ophthalmic products, will cause some quarters to compare unfavorably to their 2015 counterparts. Full year results should be comparable to the prior year." Mr. Battat continued, "While the macroeconomic environment remains challenging, we remain confident in our medium and long-term growth prospects. The timing of customer validations of current and future products should lead to solid growth in revenues and operating income in 2017 and beyond. To position ourselves for this growth, we are currently in the planning stage of a substantial expansion of our manufacturing footprint and capabilities." Mr. Battat concluded, "During the quarter, we purchased 3,427 shares of our common stock at an average price of $372 per share in keeping with our disciplined practice of returning excess capital to stockholders through repurchases if, and only if, shares are available at favorable values."

Atrion Corporation develops and manufactures products primarily for medical applications. The Company's website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding comparisons of results for quarters in 2016 with 2015 quarters, results for full year 2016 compared to full year 2015, medium and long-term growth prospects and the Company's growth in revenues and operating income in 2017 and beyond. Words such as "expects," "believes," "anticipates," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                            ATRION CORPORATION
                     CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

                                               Three Months Ended March 31,
                                                   2016           2015
                                               -------------  -------------
Revenues                                       $     36,215   $     38,324
Cost of goods sold                                   18,650         19,800
                                               -------------  -------------
  Gross profit                                       17,565         18,524
Operating expenses                                    7,100          7,038
                                               -------------  -------------
  Operating income                                   10,465         11,486

Interest income                                         123            177
Other income (expense), net                            (345)            --
                                               -------------  -------------
  Income before income taxes                         10,243         11,663
Income tax provision                                 (3,298)        (4,061)
                                               -------------  -------------
  Net income                                          6,945          7,602
                                               =============  =============

Income per basic share                         $       3.81   $       4.05
                                               =============  =============

Weighted average basic shares outstanding             1,823          1,875
                                               =============  =============

Income per diluted share                       $       3.76   $       4.01
                                               =============  =============

Weighted average diluted shares outstanding           1,849          1,895
                                               =============  =============

                             ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                   Mar. 31,      Dec. 31,
ASSETS                                               2016          2015
                                                 ------------- -------------
                                                  (Unaudited)
Current assets:
  Cash and cash equivalents                      $     27,947  $     28,346
  Short-term investments                                   39            44
                                                 ------------- -------------
    Total cash and short-term investments              27,986        28,390
  Accounts receivable                                  21,717        16,620
  Inventories                                          30,468        29,771
  Prepaid expenses and other                            1,372         2,934
  Deferred income taxes                                   580           580
                                                 ------------- -------------
      Total current assets                             82,123        78,295

Long-term investments                                  11,092         9,866

Property, plant and equipment, net                     64,112        63,314
Other assets                                           12,860        12,861
                                                 ------------- -------------

                                                 $    170,187  $    164,336
                                                 ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                                  11,038         9,316
  Line of credit                                           --            --
  Other non-current liabilities                        10,597        10,922
  Stockholders' equity                                148,552       144,098
                                                 ------------- -------------

                                                 $    170,187  $    164,336
                                                 ============= =============

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800